Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Modine Reports Fourth Quarter Fiscal 2022 Results
Strong earnings growth driven by higher revenues in key end markets and early benefits from the implementation of 80/20 actions
Racine, WI – May 25, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2022.

Fourth Quarter Highlights:

•	Net sales of $574.4 million increased 12 percent from the prior year
•	Operating income of $20.6 million increased $34.9 million from the prior year operating loss
•	Adjusted EBITDA of $56.7 million increased $14.5 million, or 34 percent, from the prior year
•	Earnings per share of $0.16 compared to a loss per share of $0.29 in the prior year
•	Adjusted earnings per share of $0.57 compared to $0.51 in the prior year
•	Investor and Analyst Day planned for June 22, 2022 at the NYSE

Full Year Highlights:

•	Net sales of $2.1 billion increased 13 percent from the prior year
•
Operating income of $119.2 million increased $216.9 million from the prior year, primarily due to impairment charges related to the Automotive segment recorded in the prior year and the reversal of a portion of those charges in the current year

•	Adjusted EBITDA of $158.8 million decreased $6.0 million from the prior year
•	Earnings per share of $1.62 compared to a loss per share of $4.11 in the prior year
•	Adjusted earnings per share of $1.23 compared to $1.14 in the prior year

“We generated strong growth in our Building HVAC (“BHVAC”) and Commercial and Industrial Solutions (“CIS”) segments this quarter, and are starting to see the early benefits of the 80/20 actions taken in fiscal 2022 to simplify our business and improve profitability,” said Modine President and Chief Executive Officer, Neil D. Brinker. “We continue to work diligently to offset inflationary pressures, particularly the impact of higher material costs.  We have focused on improving our commercial processes, including instituting multiple pricing adjustments throughout the year. This was particulary evident in our CIS segment, which benefited from early execution of 80/20 actions by our leadership team. Finally, we continue to focus on taking actions to improve margins, including moving forward with the restructuring plans announced last quarter to reprioritize resources and capital. Overall, we are pleased with a strong finish to our fiscal year and the realization of early benefits from our deliberate, strategic actions.”

Financial Results

Net sales increased 12 percent in the fourth quarter to $574.4 million, compared with $514.9 million in the prior year. The increase was driven by market-related volume improvements and favorable pricing adjustments in response to raw material price increases in the CIS, BHVAC and Heavy Duty Equipment (“HDE”) segments, but was partially offset by a $23.1 million sales decrease in the Automotive segment, which was impacted by the sale of the air-cooled business in the first quarter of fiscal 2022 and the ongoing semiconductor shortages.

Gross profit increased 14 percent in the fourth quarter to $95.2 million and gross margin improved by 30 basis points to 16.6 percent. These increases were primarily driven by the higher sales volume, partially offset by the ongoing impact of higher material prices, including underlying metal prices and related premiums, fabrication, freight and packaging costs, compared to the prior year.

Selling, general and administrative (“SG&A”) expenses were $53.5 million in the fourth quarter, which was 10 percent lower than the prior year. This decrease was primarily driven by lower incentive compensation expenses and lower automotive exit strategy costs, as compared to the prior year.

Operating income in the fourth quarter was $20.6 million, compared to an operating loss of $14.3 million in the prior year.  This improvement was driven primarily by the absence of $32.4 million of impairment charges recorded in the prior year, higher gross profit, and lower SG&A expenses. These favorable drivers were partially offset by higher restructuring expenses compared to the prior year. During the fourth quarter of fiscal 2022, the Company recorded $21.1 million of restructuring charges, primarily related to targeted headcount reductions.  Excluding restructuring charges and certain other charges totaling $0.6 million, as well as depreciation and amortization expense, adjusted EBITDA of $56.7 million increased $14.5 million, or 34 percent, compared with $42.2 million in the prior year.

Earnings per share was $0.16 in the fourth quarter, compared with a loss per share of $0.29 in the fourth quarter last year. This improvement was primarily due to higher operating earnings, including the absence of significant impairment charges recorded in the prior year. Adjusted earnings per share was $0.57 in the fourth quarter, compared with adjusted earnings per share of $0.51 in the fourth quarter last year.

Fourth Quarter Segment Review

•
BHVAC segment sales were $101.9 million, compared with $66.9 million one year ago, an increase of 52 percent. This increase was driven by higher sales to data center and commercial HVAC customers. The higher commercial HVAC sales were driven by higher sales of heating and school ventilation products. The segment reported gross margin of 27.9 percent, which was 310 basis points lower than the prior year, primarily due to higher inflationary costs, including freight charges, and unfavorable sales mix. The segment reported operating income of $15.6 million, a 63 percent increase from the prior year.  Adjusted EBITDA for the BHVAC segment was $17.4 million, an increase of $6.4 million, or 58 percent, from the prior year.

•
CIS segment sales were $171.3 million, compared with $142.8 million one year ago, an increase of 20 percent. This increase was driven by higher sales to commercial HVAC and refrigeration customers and favorable pricing adjustments in response to raw material price increases. The segment reported gross margin of 18.5 percent, up 490 basis points compared with the prior year, primarily due to the positive impact of increased sales volume, favorable sales mix, pricing, and operational efficiencies. The segment reported operating income of $18.6 million, a $12.8 million improvement from the prior year, primarily due to higher gross profit on increased sales. Adjusted EBITDA for the CIS segment was $24.1 million, an increase of $11.9 million, or 98 percent, from the prior year.

•
HDE segment sales were $226.1 million, compared with $207.4 million one year ago, an increase of 9 percent.  This increase was driven by higher sales to off-highway, bus and specialty vehicle customers, and includes a significant impact from material pass through price increases. The segment reported gross margin of 10.7 percent, down 250 basis points from the prior year. This decrease was primarily driven by higher material prices in excess of contractual pricing adjustments along with higher freight, packaging and surcharges. The segment reported operating income of $9.6 million, a $3.6 million decrease compared to the prior year. This decrease was primarily due to lower gross profit.  Adjusted EBITDA for the HDE segment was $15.6 million, a decrease of $5.2 million from the prior year.

•
Automotive segment sales were $89.3 million, compared with $112.4 million one year ago, a decrease of 21 percent. This decrease was primarily driven by the sale of the air-cooled automotive business earlier this fiscal year and, to a lesser extent, the impact of the ongoing semiconductor shortage on automotive production volumes. The segment reported gross margin of 12.8 percent, down 160 basis points compared with the prior year, primarily due to lower sales volume. The segment reported an operating loss of $18.2 million, an improvement of $12.0 million from the prior year. The operating loss in the current year was negatively impacted by $20.1 million of restructuring expenses, primarily related to targeted headcount reductions in Europe.  The operating loss in the prior year was negatively impacted by $32.4 million of impairment charges, which were primarily related to the air-cooled automotive business that was sold earlier in fiscal 2022. Adjusted EBITDA for the Automotive segment was $3.6 million, compared with adjusted EBITDA of $5.9 million in the prior year.

Full-Year Fiscal 2022 Overview

In fiscal 2022, net sales increased 13 percent to $2,050.1 million. The increase was primarily driven by higher sales in the HDE, CIS, and BHVAC segments, partially offset by lower sales in the Automotive segment, which decreased 21 percent from the prior year. Automotive sales were lower due to the sale of the air-cooled automotive business early in the fiscal year and the impact of the ongoing semiconductor shortage on automotive production volumes. Gross margin decreased 110 basis points to 15.1 percent, primarily due to the significant increase in material prices, including underlying metal prices and related premiums, fabrication, freight and packaging costs, compared to the prior year.

The Company reported operating income of $119.2 million compared to a $97.7 million operating loss in the prior year. This $216.9 million improvement was driven primarily by $166.8 million of impairment charges recorded in the prior year and the partial reversal of those charges in the current year.  During fiscal 2022, the Company recorded net impairment reversals totaling $55.7 million and recorded restructuring expenses, a loss on sale of the air-cooled automotive business, and certain other charges totaling $40.5 million. During fiscal 2021, impairment charges, restructuring expenses, and certain other charges totaled $193.9 million. Excluding these items and depreciation and amortization expense, adjusted EBITDA was $158.8 million in fiscal 2022 and $164.8 million in fiscal 2021. Earnings per share in fiscal 2022 was $1.62 compared with a loss per share of $4.11 in fiscal 2021, and adjusted earnings per share in fiscal 2022 was $1.23, compared with $1.14 in fiscal 2021.

Balance Sheet & Liquidity

Net cash provided by operating activities for the year ended March 31, 2022 was $11.5 million, a decrease of $138.3 million compared to the prior year. Free cash flow for the year ended March 31, 2022 was a use of $28.8 million, down $145.9 million from the prior year, primarily resulting from unfavorable net changes in working capital and higher capital expenditures as compared to the prior year. Higher inventory balances resulted from increased raw material prices and strategic safety stock builds in connection with supply chain challenges. In addition, free cash flow was unusually strong in the prior year due to the deferral of certain cash payments in an effort to conserve cash in response to the COVID-19 pandemic, including the purchase of certain program-related equipment and tooling. Cash payments for restructuring activities, automotive exit strategy costs, strategic reorganization costs, environmental costs and certain other items during fiscal 2022 totaled $19.7 million.

Total debt was $377.8 million as of March 31, 2022. Cash and cash equivalents at March 31, 2022 were $45.2 million. Net debt was $332.6 million as of March 31, 2022, an increase of $35.9 million from the end of fiscal 2021.

Outlook

“Although we currently expect our key markets to remain strong, we continue to monitor and assess the uncertainty created by inflationary risks, the lockdowns in China and the war in the Ukraine,” said Brinker. “We are aggressively addressing these risks along with the ongoing volatility created by the supply chain challenges around the globe, and are working to strengthen our customer and supplier relationships. Similarly, we remain diligent in addressing inflationary pressures with further commercial actions as well as executing on our previously announced cost reduction initiatives. Our key focus remains on growth in our target verticals, while simultaneously taking actions to reduce complexity and improve margins where we see opportunities for efficiencies. This is an inflection point for Modine as we anticipate that the actions taken this year will unlock the inherent value in the underlying business and provide benefits in fiscal 2023 and beyond. We look forward to providing an overview of our strategies and expectations during our Investor and Analyst Day next month.”

Based on current exchange rates and market outlook, Modine provides its outlook for fiscal 2023:

•	Full fiscal year-over-year sales up 6 to 12 percent;
•	Adjusted EBITDA of $180 million to $195 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 26, 2022 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter fiscal 2022 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 26, 2022. A call-in replay will be available through midnight on May 31, 2022 at 800-770-2030, (international replay 647-362-9199); Conference ID#  79220. The Company will post a transcript of the call on its website on or after May 31, 2022.

About Modine

Modine, with fiscal 2022 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2021, September 30, 2021 and December 31, 2021. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and pricing focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including applying 80/20 principles to our business; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, inflation, tariffs and sanctions (and potential trade war impacts resulting from tariffs, sanctions or retaliatory actions), supply chain disruptions and supplier constraints, including semiconductor shortages and logistic and transportation challenges, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, operational and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and certain other gains or charges. The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power. The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2023 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2023 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $16 to $17 million, a provision for income taxes of approximately $24 to $28 million, and depreciation and amortization expense of approximately $58 to $62 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items. Estimates of these expenses and gains for fiscal 2023 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Net sales	$574.4	$514.9	$2,050.1	$1,808.4
Cost of sales	479.2	431.1	1,740.8	1,515.0
Gross profit	95.2	83.8	309.3	293.4
Selling, general & administrative expenses	53.5	59.3	215.1	210.9
Restructuring expenses	21.1	6.4	24.1	13.4
Impairment charges (reversals) – net	-	32.4	(55.7)	166.8
Loss on sale of assets	-	-	6.6	-
Operating income (loss)	20.6	(14.3)	119.2	(97.7)
Interest expense	(3.8)	(4.2)	(15.6)	(19.4)
Other expense – net	(0.5)	(1.2)	(2.1)	(2.2)
Earnings (loss) before income taxes	16.3	(19.7)	101.5	(119.3)
(Provision) benefit for income taxes	(7.8)	5.1	(15.2)	(90.2)
Net earnings (loss)	8.5	(14.6)	86.3	(209.5)
Net earnings attributable to noncontrolling interest	(0.1)	(0.4)	(1.1)	(1.2)
Net earnings (loss) attributable to Modine	$8.4	$(15.0)	$85.2	$(210.7)

Net earnings (loss) per share attributable to Modine shareholders – diluted	$0.16	$(0.29)	$1.62	$(4.11)

Weighted-average shares outstanding – diluted	52.4	51.6	52.5	51.3

Condensed consolidated balance sheets (unaudited)
(In millions)
	March 31, 2022	March 31, 2021
Assets
Cash and cash equivalents	$45.2	$37.8
Trade receivables	367.5	267.9
Inventories	281.2	195.6
Assets held for sale	-	107.6
Other current assets	63.7	35.9
Total current assets	757.6	644.8
Property, plant and equipment – net	315.4	269.9
Intangible assets – net	90.3	100.6
Goodwill	168.1	170.7
Deferred income taxes	27.2	24.5
Other noncurrent assets	68.4	66.2
Total assets	$1,427.0	$1,276.7

Liabilities and shareholders' equity
Debt due within one year	$29.4	$23.3
Accounts payable	325.8	233.9
Liabilities held for sale	-	103.3
Other current liabilities	139.3	108.7
Total current liabilities	494.5	469.2
Long-term debt	348.4	311.2
Other noncurrent liabilities	126.0	140.2
Total liabilities	968.9	920.6
Total equity	458.1	356.1
Total liabilities & equity	$1,427.0	$1,276.7

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Twelve months ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings (loss)	$86.3	$(209.5)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	54.8	68.6
Impairment charges (reversals) – net	(55.7)	166.8
Loss on sale of assets	6.6	-
Stock-based compensation expense	5.7	6.3
Deferred income taxes	(3.8)	67.9
Other – net	3.1	6.3
Changes in operating assets and liabilities:
Trade accounts receivable	(55.6)	(17.1)
Inventories	(70.7)	(5.0)
Accounts payable	55.1	44.0
Accrued compensation and employee benefits	9.8	15.7
Other assets	(2.4)	27.5
Other liabilities	(21.7)	(21.7)
Net cash provided by operating activities	11.5	149.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(40.3)	(32.7)
Proceeds from (payments for) disposition of assets	(7.6)	0.7
Other – net	(3.1)	0.7
Net cash used for investing activities	(51.0)	(31.3)

Cash flows from financing activities:
Net increase (decrease) in debt	40.8	(147.3)
Other – net	(1.6)	2.2
Net cash provided by (used for) financing activities	39.2	(145.1)

Effect of exchange rate changes on cash	(0.4)	1.4

Net decrease in cash, cash equivalents, restricted cash and cash held for sale	(0.7)	(25.2)

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	46.1	71.3

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$45.4	$46.1

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Net sales:
Building HVAC Systems	$101.9	$66.9	$336.6	$263.2
Commercial and Industrial Solutions	171.3	142.8	627.5	512.4
Heavy Duty Equipment	226.1	207.4	824.5	682.1
Automotive	89.3	112.4	313.3	398.3
Segment total	588.6	529.5	2,101.9	1,856.0
Corporate and eliminations	(14.2)	(14.6)	(51.8)	(47.6)
Net sales	$574.4	$514.9	$2,050.1	$1,808.4

	Three months ended March 31,				Twelve months ended March 31,
	2022		2021		2022		2021
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Building HVAC Systems	$28.4	27.9%	$20.8	31.0%	$93.6	27.8%	$85.3	32.4%
Commercial and Industrial Solutions	31.7	18.5%	19.4	13.6%	88.5	14.1%	64.2	12.5%
Heavy Duty Equipment	24.1	10.7%	27.5	13.2%	87.2	10.6%	88.4	13.0%
Automotive	11.4	12.8%	16.2	14.4%	39.3	12.5%	56.0	14.1%
Segment total	95.6	16.2%	83.9	15.8%	308.6	14.7%	293.9	15.8%
Corporate and eliminations	(0.4)	-	(0.1)	-	0.7	-	(0.5)	-
Gross profit	$95.2	16.6%	$83.8	16.3%	$309.3	15.1%	$293.4	16.2%

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Operating income:
Building HVAC Systems	$15.6	$9.6	$45.7	$45.2
Commercial and Industrial Solutions	18.6	5.8	35.3	10.2
Heavy Duty Equipment	9.6	13.2	34.6	36.8
Automotive	(18.2)	(30.2)	35.4	(150.9)
Segment total	25.6	(1.6)	151.0	(58.7)
Corporate and eliminations	(5.0)	(12.7)	(31.8)	(39.0)
Operating income (loss)	$20.6	$(14.3)	$119.2	$(97.7)

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Net earnings (loss)	$8.5	$(14.6)	$86.3	$(209.5)
Interest expense	3.8	4.2	15.6	19.4
Provision (benefit) for income taxes	7.8	(5.1)	15.2	90.2
Depreciation and amortization expense	14.4	14.4	54.8	68.6
Other expense – net	0.5	1.2	2.1	2.2
Restructuring expenses (a)	21.1	6.4	24.1	13.4
Impairment charges (reversals) – net (b)	-	32.4	(55.7)	166.8
Loss on sale of assets (c)	-	-	6.6	-
Automotive separation and exit strategy costs (d)	0.1	2.5	2.6	6.6
Strategic reorganization costs (e)	0.3	0.8	3.4	6.7
Environmental charges (f)	0.2	-	3.8	0.4
Adjusted EBITDA	$56.7	$42.2	$158.8	$164.8

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.16	$(0.29)	$1.62	$(4.11)
Restructuring expenses (a)	0.40	0.12	0.45	0.24
Impairment charges (reversals) – net (b)	-	0.62	(0.94)	2.51
Loss on sale of assets (c)	-	-	0.13	-
Automotive separation and exit strategy costs (d)	-	0.05	0.05	0.11
Strategic reorganization costs (e)	0.01	0.01	0.07	0.11
Environmental charges (f)	-	-	0.07	0.01
Tax valuation allowances (g)	-	-	(0.22)	2.27
Adjusted earnings per share	$0.57	$0.51	$1.23	$1.14

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities and equipment transfer costs. The restructuring expenses recorded in the fourth quarter of fiscal 2022 primarily relate to targeted headcount reductions in Europe within the Automotive segment.  The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2022 and fiscal 2021 was $0 and $0.4 million, respectively.  The tax benefit related to restructuring expenses during fiscal 2022 and fiscal 2021 was $0.3 million and $1.4 million, respectively.

(b)
The net impairment reversals during fiscal 2022 primarily relate to the Company's liquid-cooled automotive business within the Automotive segment.  During the third quarter of fiscal 2022, the Company agreed with Dana Incorporated to terminate an agreement for the sale of the liquid-cooled automotive business. The Company remeasured the previously impaired long-lived assets of the liquid-cooled automotive business to the lower of (i) carrying value, had held for sale classification never been met, or (ii) fair value.  As a result, the Company  recorded a $57.2 million impairment reversal.  This impairment reversal was partially offset by other net impairment charges related to assets held for sale.  The tax charges related to the net impairment reversals during fiscal 2022 totaled $6.1 million.  The fiscal 2021 impairment charges also primarily related to the liquid-cooled automotive business in connection with it being classified as held for sale in fiscal 2021.  The tax benefit related to the fiscal 2021 impairment charges was $37.7 million.

(c)
The Company's sale of its air-cooled automotive business closed on April 30, 2021.  As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022.  There was no tax impact associated with this transaction.

(d)
Automotive separation and exit strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the liquid-cooled and air-cooled automotive businesses, including costs to separate and prepare the underlying businesses for sale.  With the exception of $0.2 million and $0.6 million of costs in fiscal 2022 and fiscal 2021, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during fiscal 2022 and fiscal 2021 was $0 and $0.9 million, respectively.

(e)
Strategic reorganization costs, recorded as SG&A expenses at Corporate, primarily consist of severance-related expenses and professional service fees for recruiting key senior management positions and the Company’s implementation of its 80/20 strategy.  The fiscal 2022 costs include recruiting fees for new segment vice presidents and business unit general managers and severance-related expenses for the outgoing executives as part of the transition.  The fiscal 2021 costs include severance and benefit-related expenses associated with Thomas A. Burke’s separation agreement and costs directly associated with the search for his successor.  There was no tax benefit related to the fiscal 2022 costs. The tax benefit related to these costs in fiscal 2021 was $0.9 million.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to a previously-owned U.S. manufacturing facility.

(g)
During fiscal 2022, the Company reversed valuation allowances on deferred tax assets in Italy, China, and the Netherlands.  These reversals were partially offset by a valuation allowance established on other deferred tax assets in China.  As a result, the Company recorded net income tax benefits totaling $11.4 million during fiscal 2022.  During fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S. and in foreign jurisdictions.  As a result, the Company recorded income tax charges totaling $116.5 million during fiscal 2021.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended March 31, 2022						Three months ended March 31, 2021
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$15.6	$18.6	$9.6	$(18.2)	$(5.0)	$20.6	$9.6	$5.8	$13.2	$(30.2)	$(12.7)	$(14.3)
Depreciation and amortization expense	1.5	5.3	5.5	1.7	0.4	14.4	1.4	5.6	6.5	0.5	0.4	14.4
Restructuring expenses (a)	0.3	0.2	0.5	20.1	-	21.1	-	0.8	1.1	3.2	1.3	6.4
Impairment charges (reversals) – net (a)	-	-	-	-	-	-	-	-	-	32.4	-	32.4
Automotive separation and exit strategy costs (a)	-	-	-	-	0.1	0.1	-	-	-	-	2.5	2.5
Strategic reorganization costs (a)	-	-	-	-	0.3	0.3	-	-	-	-	0.8	0.8
Environmental charges (a)	-	-	-	-	0.2	0.2	-	-	-	-	-	-
Adjusted EBITDA	$17.4	$24.1	$15.6	$3.6	$(4.0)	$56.7	$11.0	$12.2	$20.8	$5.9	$(7.7)	$42.2

	Twelve months ended March 31, 2022						Twelve months ended March 31, 2021
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$45.7	$35.3	$34.6	$35.4	$(31.8)	$119.2	$45.2	$10.2	$36.8	$(150.9)	$(39.0)	$(97.7)
Depreciation and amortization expense	5.9	20.5	23.4	3.4	1.6	54.8	5.5	22.6	25.5	13.2	1.8	68.6
Restructuring expenses (a)	0.3	2.3	1.2	20.3	-	24.1	-	5.2	3.0	3.8	1.4	13.4
Impairment charges (reversals) – net (a)	-	0.3	-	(56.0)	-	(55.7)	-	-	-	166.8	-	166.8
Loss on sale of assets (a)	-	-	-	-	6.6	6.6	-	-	-	-	-	-
Automotive separation and exit strategy costs (a)	-	-	-	-	2.6	2.6	-	-	-	-	6.6	6.6
Strategic reorganization costs (a)	-	-	-	-	3.4	3.4	-	-	-	-	6.7	6.7
Environmental charges (a)	-	-	-	-	3.8	3.8	-	-	0.4	-	-	0.4
Adjusted EBITDA	$51.9	$58.4	$59.2	$3.1	$(13.8)	$158.8	$50.7	$38.0	$65.7	$32.9	$(22.5)	$164.8

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	March 31, 2022	March 31, 2021
Debt due within one year	$29.4	$23.3
Long-term debt	348.4	311.2
Total debt	377.8	334.5

Less: cash and cash equivalents	45.2	37.8
Net debt	$332.6	$296.7

Free cash flow (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$4.1	$3.3	$11.5	$149.8
Expenditures for property, plant and equipment	(9.6)	(9.0)	(40.3)	(32.7)
Free cash flow	$(5.5)	$(5.7)	$(28.8)	$117.1

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com